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Pepper Hamilton LLP
                     Attorneys at Law
3000 Two Logan Square
Eighteenth & Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750




                                                                    215.981.4148
                                                             dukej@pepperlaw.com



                                                     April 21, 1999

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:  Russell Mancuso

         Re:      Careside, Inc. (File No. 000-25545)
                  Withdrawal of Registration Statement on Form 8-A
                  ------------------------------------------------

Ladies and Gentlemen:

         On behalf of our client, Careside, Inc., we hereby request the withdrawal of Careside's Registration Statement on Form 8-A filed on March 11, 1999 pursuant to Section 12(g) of the Securities Exchange Act of 1934 relating to Careside's common stock.

         If you have any questions or require any additional information, do not hesitate to contact Julia D. Corelli at 215.981.4325 or to Barry M. Abelson at 215.981.4282.

                                       Very truly yours,

                                       /s/ JOHN P. DUKE

                                       John P. Duke

cc:      W. Vickery Stoughton
         Barry M. Abelson, Esq.
         Julia D. Corelli, Esq.